Bluegreen Vacations’ Board of Directors Declares Regular Quarterly Cash Dividend

BOCA RATON, Florida – July 22, 2022 – Bluegreen Vacations Holding Corporation (NYSE: BVH) (OTCQX: BVHBB) (the “Company" or “Bluegreen”) announced today that the Company’s Board of Directors has declared a quarterly cash dividend of $0.15 per share on its Class A and Class B Common Stock, payable on August 22, 2022, to all shareholders of record at the close of trading on August 8, 2022.

About Bluegreen Vacations:

Bluegreen Vacations Holding Corporation (NYSE: BVH; OTCQX: BVHBB) is a leading vacation ownership company that markets and sells vacation ownership interests and manages resorts in popular leisure and urban destinations. The Bluegreen Vacation Club is a flexible, points-based, deeded vacation ownership plan with 68 Club and Club Associate Resorts and access to nearly 11,300 other hotels and resorts through partnerships and exchange networks. The Company also offers a portfolio of comprehensive, fee-based resort management, financial, and sales and marketing services to, or on behalf of, third parties.

For further information, please visit us at:

Bluegreen Vacations Holding Corporation: www.BVHCorp.com

Bluegreen Vacations Holding Corporation Contact Info:

Investor Relations: Leo Hinkley, Managing Director, Investor Relations Officer

Telephone: 954-399-7193

Email: Leo.Hinkley@BVHcorp.com

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Certain matters within this press release include “forward–looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may involve known and unknown risks, uncertainties and other factors that may cause the actual results or performance to differ from those projected in the forward-looking statements, including but not limited to, the risk that quarterly dividend payments may not be declared at the current level in the future, on a regular basis as anticipated, or at all, and the risks associated with the Company’s future progress and performance. For a description of risks relating to the payment of dividends as well as other risks and uncertainties, please review the Company's filings with the SEC, including, without limitation, the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 (including the “Risk Factors” section thereof), filed with the Securities and Exchange Commission, which are available on the SEC's website, https://www.sec.gov, and on Bluegreen Vacations’ website, www.BVHCorp.com. The Company cautions that the foregoing factors are not exclusive.